UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2013, Alphatec Spine, Inc. (“Alphatec Spine”), a wholly owned subsidiary of the issuer entered a sixth amendment (the “Sixth Amendment”) to that certain exclusive license agreement (the “OsseoScrew License Agreement”), with Progressive Spinal Technologies LLC. Pursuant to the Sixth Amendment: (i) the royalty rate paid by Alphatec Spine for the net sales of licensed products is increased; (ii) the minimum royalty obligation is reduced to $120,000 per year, with such revised minimum royalty obligation beginning on January 1, 2014; (iii) the territory is amended so that the United States is removed from the territory in which Alphatec Spine can sell and market licensed products, and such rights are non-exclusive in Russia and the People’s Republic of China; (iv) all obligations of Alphatec Spine to purse a clinical trial in the United States are deleted; (v) all milestone payments based on the achievement of certain sales milestones are deleted; and (vi) a $250,000 milestone payment to be paid upon the achievement of regulatory approval of a licensed product in the People’s Republic of China was added. Other than as set forth in the Sixth Amendment, the OsseoScrew License Agreement remains in full force and effect. This summary of Sixth Amendment is qualified in its entirety by reference to the full text of the Sixth Amendment, which shall be attached as an exhibit to the Issuer’s Annual Report on Form 10-K for the 12 months ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: December 17, 2013	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President